Exhibit 99.1

Company Contact:
Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales in Second Quarter and First Half

of Fiscal 2006

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 20, 2006, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for the 12-week second quarter ended December 11, 2005. Revenues rose .3% to $66,953,103 from $66,747,477 for last year’s second quarter. Earnings for the quarter declined 40% to $1,682,771 compared to $2,785,987 last year. Diluted earnings per share decreased to $.33 per share from $.54 per share last year.

For the first half of the fiscal year, revenue rose 1.8% to $153,485,878 from $150,809,640 for the first half of last year. Earnings declined 25.4% to $4,284,802 from $5,740,906. Diluted earnings per share were $.83 for the first half of fiscal 2006 versus $1.11 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales in the second quarter at our Big Boy restaurants decreased 1.8%, and they fell 1.2% during the first half of the year. We have now had three straight quarters of slight declines in our Big Boy same store sales. We believe that sharply higher energy prices and the soft Midwest economy have had a big impact on our sales.

“Same store sales for our Golden Corral restaurants declined 10.7% for the quarter and 10.5% year to date. The quarterly decline is the ninth consecutive decrease for our Golden Corral restaurants. To combat these declines, we have implemented a new marketing strategy that highlights a different dinner theme each night of the week. Further, we believe operational execution at our restaurants needs improvement, so we are going back to fundamentals. We now have thirty-four Golden Corrals in operation.”

Lower earnings in the quarter and first half can be attributed primarily to the same store sales declines, and also to higher operating expenses.

Net earnings for the second quarter and first half of last year have been restated for amounts the Company deems immaterial resulting from an error in the actuarial determination of pension cost that overstated the pension expense reported in prior years.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 11, 2005	Dec. 12, 2004 (restated)	Dec. 11, 2005	Dec. 12, 2004 (restated)
Sales	$153,486	$150,810	$66,953	$66,747

Cost of sales
Food and paper	53,615	52,753	23,510	23,338
Payroll and related	50,752	50,043	22,200	22,136
Other operating costs	33,928	30,758	15,042	13,204

	138,295	133,554	60,752	58,678

Gross profit	15,191	17,256	6,201	8,069
Administrative and advertising	7,923	7,665	3,342	3,341
Franchise fees and other revenue	(662)	(733)	(290)	(311)
(Gains) losses on sale of assets	—	(89)	—	(89)

Operating profit	7,930	10,413	3,149	5,128

Interest expense	1,439	1,447	657	640

Earnings before income tax	6,491	8,966	2,492	4,488

Income taxes	2,206	3,225	809	1,702

NET EARNINGS	4,285	5,741	1,683	2,786

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.85	$1.14	$.33	$.55

Diluted net earnings per share	$.83	$1.11	$.33	$.54

Diluted average shares outstanding	5,162	5,153	5,162	5,144

Depreciation included above	$6,861	$6,230	$3,014	$2,741

Opening expense included above	$1,131	$1,050	$370	$327

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Dec. 11, 2005 (unaudited)	May 29, 2005 (Note) (restated)
Assets
Current assets
Cash and equivalents	$323	$306
Receivables	1,733	1,390
Inventories	4,654	4,592
Other current assets	4,022	3,762

	10,732	10,050

Property and equipment	155,912	148,202

Other assets
Goodwill & other intangible assets	2,181	2,141
Property held for sale and land investments	2,864	2,832
Other	4,209	4,240

	9,254	9,213

	$175,898	$167,465

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$14,723	$12,799
Accrued expenses	8,908	8,764
Other	10,299	9,399

	33,930	30,962
Long-term obligations
Long-term debt	32,424	29,570
Other long-term obligations	13,180	13,532

	45,604	43,102

Shareholders’ equity	96,364	93,401

	$175,898	$167,465

Note: The balance sheet at May 29, 2005 was derived from the audited consolidated financial statements at that date. Certain amounts, however, have been restated to correct an error in actuarial pension calculations.